Exhibit 10.1

CYS INVESTMENTS, INC.

INCENTIVE COMPENSATION PLAN FOR THE YEAR ENDING
DECEMBER 31, 2012

CYS Investments, Inc.’s Incentive Compensation Plan (the “Plan”) is a plan under which CYS Investments, Inc. (the “Company”) pays discretionary bonus awards (“Bonus Awards”) to eligible employees. Bonus Awards under the Plan will be paid annually. The amount of a Bonus Award will be based upon the Company’s and the employee’s performance during the fiscal year. The portion of the Plan payable under the Quantitative Component (as defined below) is intended to provide employees with “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.
Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the Company’s absolute and relative performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.
Effective Date. All employees of the Company are eligible to participate in the Plan, except for employees who (i) are classified as interns/project employees or (ii) commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible for Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1; provided, however that the Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”), may make exceptions to this requirement in its sole discretion as it deems appropriate. Being a Participant does not entitle the individual to receive a Bonus Award.
Plan Year. The Plan operates on a fiscal year basis, January 1, 2012 through December 31, 2012 (the “Fiscal Year”).
Bonus Awards. Bonus Awards are discretionary payments. A Participant must be an active employee in good standing and on the Company’s, or an approved subsidiary’s, payroll on the day the Bonus Award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a Bonus Award is paid is not entitled to a partial or pro rata Bonus Award. Notwithstanding the foregoing, a Participant may be eligible to receive a Bonus Award pursuant to his or her employment agreement even if such Participant is not actively employed or on an approved payroll on the date a Bonus Award is paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate. There is no minimum award or guaranteed payment. Bonus Awards for the 2012 Fiscal Year will be paid on a pro-rata basis based on the period of the Fiscal Year during which the Participant was employed by the Company. Bonus Awards will be paid by March 15, 2013. A Bonus Award is calculated at the discretion of the Compensation Committee after considering the Company’s absolute and relative performance, the Participant’s minimum,

Exhibit 10.1

target and maximum bonus opportunities in light of the Company’s performance and the employee’s performance for the Fiscal Year.
(a)Components of the Plan. The Plan shall be divided into two components, a quantitative component (the “Quantitative Component”) and a qualitative component (the “Qualitative Component”). The Quantitative Component shall be further sub-divided into two components, an absolute return sub-component (the “Absolute Return Sub-Component”) and a relative return sub-component (the “Relative Return Sub-Component”). The Absolute Return Sub-Component will represent 70% of the total Quantitative Component and the Relative Return Sub-Component will represent 30% of the total Quantitative Component. The amount of each Participant’s bonus will be contingent on whether the Company’s returns met certain minimum, target or maximum levels (as described below). Notwithstanding any other provision of the Plan, the aggregate bonus payments under the Plan shall not exceed an amount equal to $15 million ($10.5 million for the Absolute Return Sub-Component and $4.5 million for the Relative Return Sub-Component), unless the Board of Directors of the Company (the “Board”) elects to make awards in excess of this limitation.
(i)Quantitative Component. The size of the Quantitative Component shall be contingent upon (i) with respect to the Absolute Return Sub-Component, the Company’s return on net assets (“RONA”) exceeding specified ranges of RONA (the “Hurdle Rates”) for the Fiscal Year and (ii) with respect to the Relative Return Sub-Component, the Company’s relative three-year total return performance (based on stock price appreciation and dividend yield) compared to a competitor peer group.
The size of the Quantitative Component, both the Absolute Return Sub-Component and the Relative Return Sub-Component, of each Participant’s Bonus Award shall be based on various percentages of his or her base salary with respect to the following threshold levels:

	Percentage of Base Salary
Name	Minimum	Target	Maximum
Kevin E. Grant	100%	325%	550%
Frances R. Spark	50%	100%	150%
Richard E. Cleary	50%	100%	150%
Thomas A. Rosenbloom	50%	100%	150%
All Other Employees	Will vary based on employee

(A)Absolute Return Sub-Component. The Absolute Return Sub-Component is based on RONA. RONA shall equal (i) (A) core earnings, as such term is reported in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, plus (B) adjustments that the Board of Directors recognizes when arriving at the dividend decision

Exhibit 10.1

(i.e., drop income), plus or minus (C) the accretion or dilution, as the case may be, resulting from the issuance of securities in capital raising transactions, divided by (ii) the average net assets for the Fiscal Year. Specifically, the bonus threshold levels of the Absolute Return Sub-Component shall be determined as follows:

Bonus Levels	Hurdle Rates
Minimum	10%-12%
Target	12%-14%
Maximum	Greater than 14%
The Absolute Return Sub-Component of the Quantitative Component will be calculated for the Fiscal Year for each Participant by multiplying (i) 0.70 times (ii) the product of (A) the percentage(s) that correspond to each Participant’s bonus level (minimum, target or maximum) and (B) such Participant’s 2012 base salary.
(B)Relative Return Sub-Component. The Relative Return Sub-Component is based on the Company’s three-year total return to stockholders (through stock price appreciation and dividend yield) compared to a competitor peer group. The peer group consists of the following companies: American Capital Agency Corp., Anworth Mortgage Asset Corporation, Annaly Capital Management, Inc., Capstead Mortgage Corporation, Hatteras Financial Corp., Invesco Mortgage Capital, Inc., MFA Financial, Inc., PennyMac Mortgage Investment Trust, RAIT Investment Trust and Redwood Trust, Inc. Specifically, the bonus threshold levels and total size of the Relative Return Sub-Component will depend on the Company’s ranking amongst its peer group, as described below:

Bonus Levels	Ranking Amongst Peer Group	Aggregate Amount of Relative Return Sub-Component
Minimum	45th -54.99th percentile	$1,500,000
Target	55th - 74.99th percentile	$3,000,000
Maximum	75th percentile or higher	$4,500,000

The Relative Return Sub-Component of the Quantitative Component will be calculated for the Fiscal Year for each Participant by multiplying (i) 0.30 times (ii) the product of (A) percentage(s) that correspond to each Participant’s bonus level (minimum, target or maximum) and (B) such Participant’s 2012 base salary.

Exhibit 10.1

The size of the Quantitative Component is predicated on the condition that the Company manages its investment portfolio within leverage parameters established by the Board, in consultation with the Company’s management. If the Company exceeds the Board’s pre-determined leverage ratio (which the Board has initially set for the Fiscal Year as 8 to 1) (the “Leverage Cap”), then any Bonus Awards under the Quantitative Component attributable to the Company’s leverage ratio being in excess of the Leverage Cap, with the leverage ratio calculated on a monthly basis, will not be paid to the Participants. Notwithstanding the foregoing, the Board may adjust the Leverage Cap at any time during the applicable fiscal year based upon consultation with the Company’s management.
(ii)Qualitative Component. The size of the Qualitative Component shall be determined by the Compensation Committee as follows:
(A)If no awards are earned pursuant to the Quantitative Component of the Plan, the Compensation Committee may set the Qualitative Component of each Participant’s Bonus Award up to an amount equal to what such Participant would have earned if the minimum thresholds of the Quantitative Component were met.
(B)If awards are earned pursuant to the Quantitative Component of the Plan, the Compensation Committee may adjust the size of the Quantitative Component of each Participant’s Bonus Awards by up to 25% of the Quantitative Component, with this additional amount to be awarded under the Qualitative Component.
The Compensation Committee may consider the following qualitative performance factors when determining the size of the Qualitative Component in addition to any other factors that the Compensation Committee deems to be appropriate: (i) for the Chairman and Chief Executive Officer (the “CEO”): (A) leadership of the Board and the Company, (B) investor relations, shareholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for the other senior executive officers, qualitative performance objectives determined annually by the CEO and the Board, which may include criteria such as: (A) business unit/functional area performance and (B) leadership and organizational development.
(b)Form of Bonuses.
(i)Size of Cash Component of Bonus Awards. The aggregate cash component of each Participant’s Bonus Award (the “Cash Component”) will be 50% of such Participant’s total Bonus Award, but will not exceed 0.50% of the average net assets of the Company for the Fiscal Year (the “Cash Cap”). Each Participant will receive 50% of his or her individual Bonus Award in cash with such pro-rata reductions as is necessary so that the Cash Cap is not exceeded; provided, however, that an employee whose Bonus Award is less than $100,000 shall receive 10% of his or her individual Bonus Award in restricted stock under the Long-Term Equity Component (as defined below) and the remainder in cash. Notwithstanding the foregoing sentences in this section, the Compensation Committee may (i) elect in its discretion to increase the Cash Cap and the Cash

Exhibit 10.1

Component of the Bonus Awards to be greater than 50% if, pursuant to this section, certain employees receive greater than 50% of their Bonus Award in cash, and (ii) increase the portion of an employee’s Bonus Award payable in cash, with a corresponding reduction in the amount of the Bonus Award paid under the Long-Term Equity Component, on a case by case basis in the discretion of the Compensation Committee.
(ii)Size of Long-Term Equity Component of Bonus Pool. Except as provided in the section above, the long-term equity component of each Participant’s Bonus Award (the “Long-Term Equity Component”) will be 50% of such Participant’s total Bonus Award. If the Cash Component exceeds the Cash Cap, the Compensation Committee may, but will not be required to, increase the amount of the Long-Term Equity Component by an amount equal to the excess amount of the Cash Component over the Cash Cap. Except as provided in certain circumstances as described in the section above, each Participant will receive the Long-Term Equity Component of their individual Bonus Award in the same percentage as the Long-Term Equity Component percentage of the total Bonus Awards. Awards under the Long-Term Equity Component will be in the form of shares of restricted stock under the Company’s 2006 Stock Incentive Plan that will vest ratably on an annual basis over a five-year period or such other period as may be determined by the Compensation Committee. Each Bonus Award paid under the Plan, whether in cash or restricted stock, will be paid subject to the Company’s right to recoup or “clawback” all or part of the payment in accordance with the requirements of Company policy or applicable law.